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IndexIQ ETF Trust
(the "Registrant")
Registration No. 811-22227
Form N-SAR
Semi Annual Period Ended April 30, 2015

Sub-Item 77C: Matters submitted to a vote of security holders.
A Special Meeting of Shareholders was held on March 16, 2015 for all Funds except the IQ Canada Small Cap ETF, IQ Global Agribusiness Small Cap ETF and IQ Global Oil Small Cap ETF, and was held on May 21, 2015 for the IQ Canada Small Cap ETF, IQ Global Agribusiness Small Cap ETF and IQ Global Oil Small Cap ETF.
Holders of a majority of the outstanding shares of each Fund were present at the respective meetings, and, therefore, a quorum for each Fund was present. The purpose of each meeting was to consider and act upon the following proposals:

Proposal 1: To approve a new Investment Advisory Agreement between each Fund and IndexIQ Advisors LLC.

The tabulation of the shareholder votes rendered the following results:

Fund

Shares Present    For   Against   Abstain    Broker
at Meeting                                   Non-Vote

IQ Hedge Multi-Strategy Tracker ETF
96.732%    66.817%     0.361%     0.323%     29.230%
IQ Hedge Macro Tracker ETF
90.675%     63.711%     0.096%     0.107%     26.761%
IQ Hedge Market Neutral Tracker ETF
75.686%     52.590%     0.257%     0.611%     22.227%
IQ Global Resources ETF
93.954%     59.698%     0.122%     0.170%     33.964%
IQ Merger Arbitrage ETF
92.076%     63.337%     0.218%     0.478%     28.043%
IQ Real Return ETF
95.645%     58.353%     0.200%     0.118%     36.974%
IQ Australia Small Cap ETF
84.279%     50.210%     5.023%     2.966%     26.081%
IQ Canada Small Cap ETF
96.143%     51.405%     1.116%     2.732%     40.890%
IQ Global Agribusiness Small Cap ETF
84.955%     51.493%     1.894%     1.300%     30.268%
IQ Global Oil Small Cap ETF
92.224%     50.209%     0.760%     3.606%     37.649%
IQ U.S. Real Estate Small Cap ETF
92.094%     51.671%     1.158%     1.009%     38.256%

Proposal 1 was approved by the shareholders of all Funds.

Proposal 2: To elect two trustees to the Board of Trustees. The two trustees proposed for election were Michael A. Pignataro and Paul D. Schaeffer. The other trustees now in office are Rena Aggarwal and Adam S. Patti.
The tabulation of the shareholder votes rendered the following results:

Shares Present at Meeting     For           Withhold/Against
Election of Michael A. Pignataro
95.240%                    94.485%           0.755%
Election of Paul D. Schaeffer
95.240%                   94.492%            0.747%

Proposal 2 was approved by shareholders of the Trust.